EXHIBIT 99.1

Standard BioTools Appoints Jeffrey Black as Chief Financial Officer and

Announces Inducement Grants Under Nasdaq Listing Rule 5635(c)(4)

Industry veteran Jeffrey Black brings 30 years of financial and operating leadership experience

Vikram Jog to become Special Advisor for transition period

SOUTH SAN FRANCISCO, Calif., May 15, 2023 — Standard BioTools Inc. (Nasdaq: LAB), driven by a bold purpose – Unleashing tools to accelerate breakthroughs in human health –announced the appointment of Jeffrey Black as Senior Vice President and Chief Financial Officer effective today. Black will lead Standard BioTools’ finance, accounting and investor relations functions, reporting to Michael Egholm, PhD., President and Chief Executive Officer. Vikram Jog will remain at the company for a period as Special Advisor to the CEO to ensure an effective transition.

“We are excited to welcome Jeff to the Standard BioTools executive leadership team. Jeff has a proven track record of driving performance for high-growth public companies and his extensive operating experience and financial stewardship will be critical as Standard BioTools enters its next phase of growth,” said Egholm. “I also want to extend my gratitude to Vikram, who has been a steady hand and clear thinker as we navigated the strategic transformation throughout our first year as Standard BioTools.”

Mr. Black was most recently Chief Financial Officer at Apollo Endosurgery, Inc. until Apollo’s acquisition by Boston Scientific in April 2023. Mr. Black has also served in senior finance leadership roles for seven publicly traded companies, including as Executive Vice President and Chief Financial Officer of Alphatec Holdings, Inc., a medical technology company. Previously, Mr. Black was Chief Financial Officer of Applied Proteomics, Inc., a proteomics-based diagnostics company, and as Chief Financial Officer of AltheaDx, Inc., a pharmacogenetics diagnostics company. Mr. Black began his career in the audit practice at EY. He is a member of the Board of Directors of Cellana, Inc., an algae bioproducts company, and received his B.S. in Business from the University of Arizona.

“I am thrilled to join this high-caliber leadership team and dynamic organization,” said Black. “This team is building an exceptional company that will be the next great provider of solutions to researchers around the world. There is a tremendous opportunity ahead to greatly impact patient lives and unlock shareholder value. I am delighted to be a part of Standard BioTools as it continues to execute on its mission.”

As a material inducement for Mr. Black to commence employment with Standard BioTools, on May 15, 2023, Mr. Black will receive an award of non-statutory stock options to purchase 400,000 shares of the Company’s common stock (“Option Award”). The Option Award will have a 10-year term and an exercise price per share equal to the closing price of the company’s common stock as quoted on the Nasdaq Global Select Market on May 15, 2023. Subject to his

continued employment with the company through the applicable vesting dates, 25% of the shares subject to the Option Award will vest on the first anniversary of the vesting commencement date, and the remaining 75% of the shares subject to the Option Award will vest in roughly equal monthly installments thereafter. In addition, as a material inducement for Mr. Black to commence employment with the company, on May 15, 2023 he will receive an award of restricted stock units valued at $400,000 (“RSU Award”) based on the closing price of the company’s common stock on May 15, 2023.  Subject to his continued employment with the company, 25% of the shares underlying the RSU Award will vest on the first anniversary of the vesting commencement date and the remaining 75% of the shares underlying the RSU Award will vest in roughly equal installments every three months thereafter until fully vested in May 2027. The Option Award and RSU Award will be subject to the terms of the company’s 2022 Inducement Equity Incentive Plan and the applicable award agreements thereunder. In accordance with Nasdaq Listing Rule 5635(c)(4), a majority of the independent directors serving on the company’s Board of Directors approved Mr. Black’s inducement awards.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq: LAB), previously known as Fluidigm Corporation, is driven by a bold purpose – Unleashing tools to accelerate breakthroughs in human health. Standard BioTools has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop medicines faster and better. As a leading solutions provider, the company provides reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology, and immunotherapy. Learn more at www.standardbio.com or connect with us on Twitter®, Facebook®, LinkedIn, and YouTube™. Standard BioTools, the Standard BioTools logo, Fluidigm, the Fluidigm logo, “Unleashing tools to accelerate breakthroughs in human health,” Hyperion, Hyperion XTi, XTi, and X9 are trademarks and/or registered trademarks of Standard BioTools Inc. or its affiliates in the United States and/or other countries. All other trademarks are the sole property of their respective owners. Standard BioTools products are provided for Research Use Only. Not for use in diagnostic procedures.

Available Information

Standard BioTools uses its website (standardbio.com), investor site (investors.standardbio.com), corporate Twitter account (@Standard_BioT), Facebook page (facebook.com/StandardBioT), and LinkedIn page (linkedin.com/company/standard-biotools) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Standard BioTools may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Standard BioTools’ website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts.

Investor Contacts

Scott R. Greenstone, CFA

ir@standardbio.com

Peter DeNardo

415 389 6400

ir@standardbio.com